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                                                                    EXHIBIT 11.1

                         WESLEY JESSEN VISIONCARE, INC.

               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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                                        JUNE 29                    NINE MONTHS
                                        THROUGH      YEAR ENDED       ENDED
                                      DECEMBER 31,  DECEMBER 31,  SEPTEMBER 27,
                                          1995          1996          1997
                                      ------------  ------------  -------------
   PRO FORMA COMPUTATION OF PRIMARY
    NET LOSS PER SHARE:
   Net loss.........................  $   (19,715)  $    (2,742)   $    (4,007)
                                      ===========   ===========    ===========
   Weighted average number of common
    stock and common stock equiva-
    lents outstanding...............   14,053,575    14,276,028     16,620,593
   Net additional shares issuable in
    connection with stock options
    pursuant to the treasury stock
    method..........................      361,956       361,956            --
                                      -----------   -----------    -----------
   Weighted average number of common
    stock and common stock equiva-
    lents...........................   14,415,531    14,637,984     16,620,593
                                      ===========   ===========    ===========
   Pro forma net loss per share.....  $     (1.37)  $     (0.19)   $     (0.24)
                                      ===========   ===========    ===========
   SUPPLEMENTAL PRO FORMA COMPUTA-
    TION OF PRIMARY NET LOSS PER
    SHARE:
   Weighted average number of common
    stock and common stock equiva-
    lents...........................   14,415,531    14,637,984     17,604,067
   Shares to be issued..............    2,821,000     2,821,000            --
                                      -----------   -----------    -----------
                                       17,236,531    17,458,984     17,604,067
                                      ===========   ===========    ===========
   Net income (loss):
    As reported.....................  $   (19,715)  $    (2,742)   $    (4,007)
    Add: interest paid..............        2,322         4,650            953
    Less: tax effect................         (929)       (1,860)          (324)
                                      -----------   -----------    -----------
    As adjusted.....................  $   (18,322)  $        48    $    (3,378)
                                      ===========   ===========    ===========
   Supplemental pro forma net loss
    per share.......................  $     (1.06)  $       --     $     (0.19)
                                      ===========   ===========    ===========
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